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                                   EXHIBIT 21
                       SUBSIDIARIES OF ROTO-ROOTER, INC.

                 The following is a list of subsidiaries of the Company as of December 31, 1995. Each of the companies is incorporated under the laws of the jurisdiction under which it is listed and, in the case of each United States company, under the laws of the state following its name. The percentage given for each company represents the percentage of voting securities of such company owned by the Company or, where indicated, subsidiaries of the Company as at December 31, 1995.

                 All of the companies listed below are included in the consolidated financial statements as of December 31, 1995.


Amira Services, Inc. (Florida, 100% by Service America Systems, Inc.)

Encore Service Systems, Inc. (Florida, 100% by Service America Systems, Inc.)

Nurotoco of Massachusetts, Inc. (Massachusetts, 100% by Roto-Rooter Services
  Company)

Nurotoco of New Jersey, Inc. (Delaware, 80% by Roto-Rooter Services Company)

OnCall Craftsmen, Inc. (Ohio, 100% by Roto-Rooter Services Company)

Roto-Rooter Canada, Ltd. (British Columbia, 100% by Roto-Rooter Services
  Company)

Roto-Rooter Corporation (Iowa, 100% by Roto-Rooter, Inc.)

Roto-Rooter Development Company (Delaware, 100% by Roto-Rooter Corporation)

Roto-Rooter Management Company (Delaware, 100% by Roto-Rooter, Inc.)

Roto-Rooter Services Company (Iowa, 100% by Roto-Rooter, Inc.)

RR Plumbing Services Corporation (New York, 49% by Roto-Rooter Services
  Company)

Service America Systems, Inc. (Florida, 70% by Roto-Rooter, Inc. and 30% by
  Chemed)